UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 5, 2018 (April 2, 2018)

Commission file number: 000-55610

GREENBACKER RENEWABLE ENERGY COMPANY LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0872648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11 East 44th Street, 12th Floor

New York, NY 10017

Tel (646) 237-7884

(Address, including zip code and telephone number, including area code, of registrants Principal Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Greenbacker Renewable Energy Company LLC Acquires a “To Be Constructed” 25.2 Megawatt Community Solar Project Portfolio in Colorado from Oak Leaf Energy Partners

Greenbacker Renewable Energy Company LLC (the “Company”) announced today that on April 2, 2018, through a wholly-owned subsidiary, it purchased the rights to a “to be constructed” 25.2 megawatt portfolio of thirteen solar projects (“Colorado CSG Portfolio” inclusive of individual “Projects”) located throughout the state of Colorado from Oak Leaf Energy Partners (“Oak Leaf”). Initial construction of the first facility is estimated to start in April 2018 with the last of the facilities achieving Commercial Operations Date (“COD”) in early 2019. The transaction is structured such that individual Projects are acquired as a separate transaction from Oak Leaf as they obtain all necessary agreements and approvals to be construction ready. As part of the transaction, the Company and Oak Leaf are negotiating an Engineering, Procurement and Construction (“EPC”) contract with a third-party EPC provider. The Company is currently working to arrange construction financing by the end of June 2018 through a portfolio-level loan which will convert to a term loan once the Portfolio reaches COD. Furthermore, the Company is also arranging tax equity financing with a targeted close by the end of August 2018. After considering the tax equity investment and expected term loan, the net investment by the Company in the Colorado CSG Portfolio is expected to be approximately $7.5 million. Once operational, the Colorado CSG Portfolio will sell all power generated to various Colorado municipalities and quasi-municipal entities through a 20-year escalating price, subscription agreement (“SA”), with renewable energy credits sold to Xcel Energy during the term of the SA.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated April 5, 2018

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2018	Greenbacker Renewable Energy Company LLC

	By:	/s/ Charles Wheeler
	Name:	Charles Wheeler
	Title:	Chief Executive Officer, President and Director

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release dated April 5, 2018